Exhibit 99.53
TWENTY-FIFTH AMENDMENT TO TRUST AGREEMENT BETWEEN
FIDELITY MANAGEMENT TRUST COMPANY AND
DTE ENERGY COMPANY
     THIS TWENTY-FIFTH AMENDMENT, dated as of the tenth day of June, 2009, by and between Fidelity Management Trust Company (the “Trustee”) and DTE Energy Company (the “Sponsor”);
WITNESSETH:
     WHEREAS, the Trustee and Sponsor heretofore entered into a Master Trust Agreement dated June 30, 1994, with regard to DTE Energy Company Savings and Stock Ownership Plan, The Detroit Edison Savings & Investment Plan for Employees Represented by Local 17 of the International Brotherhood of Electrical Workers, The Detroit Edison Savings & Investment Plan for Employees Represented by Local 223 of the Utility Workers Union of America, and the MichCon Investment and Stock Ownership Plan (collectively and individually, the “Plan”); and
     WHEREAS, the Sponsor now desires, and hereby directs the Trustee, in accordance with Section 8(c), of the Master Trust Agreement, effective at the close of business on June 10, 2009, to liquidate all participant balances held in the Fund in Column I at its net asset value on such day, and to invest the proceeds in the corresponding Fund in Column II at its net asset value on such day; and (ii) effective close of business on June 10, 2009, to redirect all Participant contributions directed to the Fund in Column I and to invest the proceeds in the corresponding fund in Column II; and (iii) effective close of business on June 10, 2009, to permit no new investments in the Funds in Column I. The parties hereto agree that the Trustee shall have no discretionary authority with respect to these above listed redirections directed by the Sponsor. Any variation from the procedure described herein may be instituted only at the express written directions of the Sponsor;

Column I	To	Column II
T. Rowe Price Retirement Income Fund	=>	T. Rowe Price Retirement Income Trust T4

T. Rowe Price Retirement 2005 Fund	=>	T. Rowe Price Retirement 2005 Trust T4

T. Rowe Price Retirement 2010 Fund	=>	T. Rowe Price Retirement 2010 Trust T4

T. Rowe Price Retirement 2020 Fund	=>	T. Rowe Price Retirement 2020 Trust T4

T. Rowe Price Retirement 2030 Fund	=>	T. Rowe Price Retirement 2030 Trust T4

T. Rowe Price Retirement 2040 Fund	=>	T. Rowe Price Retirement 2040 Trust T4

T. Rowe Price Retirement 2050 Fund	=>	T. Rowe Price Retirement 2050 Trust T4

Eaton Vance Large-Cap Value Fund—Class I	=>	Eaton Vance Collective Trust for Employee Benefit Plans—Large Cap Value

     WHEREAS, the Trustee and the Sponsor now desire to amend said Trust Agreement as provided for in Section 14 thereof;
     NOW THEREFORE, in consideration of the above premises, the Trustee and the Sponsor hereby amend the Trust Agreement by:

DTE Energy Company 25th Amendment — Master Trust	Confidential Information

(1)	Amending Section the last sentence of 5(c), Participant Direction, by restating as follows:

In the event that the Trustee fails to receive a proper direction from the Participant, the assets shall be invested in the investment option set forth for such purpose on Schedule “C”, until the Trustee receives a proper direction.
(2)	Amending Section 5(h), Outside Managed Collective Investment Funds, by restating as follows:
All transactions involving Alliance Bernstein: Bernstein International Value, Barclays Global Investors US Debt Index Fund, Barclays Global Wilshire 4500 Fund, Eaton Vance Collective Trust, T. Rowe Price Retirement Income Trusts and Western Asset Core Plus Bond Portfolio shall be done in accordance with separate operating procedures between the Trustee, or its affiliate, and the fund provider.
(3)	Effective close of business on June 10, 2009, amending the “Investment Options” section of Schedules “A” and “C” to add the following:
•	Eaton Vance Collective Trust for Employee Benefit Plans—Large Cap Value

•	PIMCO Total Return Fund—Institutional Class

•	T. Rowe Price Retirement Income Trust T4

•	T. Rowe Price Retirement 2005 Trust T4

•	T. Rowe Price Retirement 2010 Trust T4

•	T. Rowe Price Retirement 2020 Trust T4

•	T. Rowe Price Retirement 2030 Trust T4

•	T. Rowe Price Retirement 2040 Trust T4

•	T. Rowe Price Retirement 2050 Trust T4
(4)   Effective close of business June 10, 2009, amending the “Investment Options” portion of Schedules “A” and “C” to delete the following:
•	Eaton Vance Large-Cap Value Fund—Class I

•	T. Rowe Price Retirement Income Fund

•	T. Rowe Price Retirement 2005 Fund

•	T. Rowe Price Retirement 2010 Fund

•	T. Rowe Price Retirement 2020 Fund

•	T. Rowe Price Retirement 2030 Fund

•	T. Rowe Price Retirement 2040 Fund

•	T. Rowe Price Retirement 2050 Fund
(5)	Effective close of business June 10, 2009, amending Schedule “C” to restate the last paragraph, as follows:

The Named Fiduciary hereby directs that for Plan assets allocated to a Participant’s account to the extent the Plan allows, the investment option referred to in Section 5(c) that applies in the event that the Trustee fails to receive a proper direction from the Participant shall be the T. Rowe Price Retirement Trust T4 determined according to a methodology selected by the Named Fiduciary and communicated to the Trustee in

DTE Energy Company 25th Amendment — Master Trust	Confidential Information

writing. In the case of unallocated Plan assets, the termination or reallocation of an investment option, source restrictions or Plan assets described in 5(e)(vii)(B)(5), the Plan’s default investment shall be Fidelity Institutional Money Market Fund.
     IN WITNESS WHEREOF, the Trustee and the Sponsor have caused this Twenty-Fifth Amendment to be executed by their duly authorized officers effective as of the day and year first above written.

DTE ENERGY COMPANY			FIDELITY MANAGEMENT TRUST COMPANY
By:	/s/ Elizabeth A. Pochini	6/8/09	By:	/s/ Rebecca Ethier	6/16/09

	Authorized Signatory	Date		FMTC Authorized Signatory	Date

DTE Energy Company 25th Amendment — Master Trust	Confidential Information

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